Exhibit 10.1

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
This Amendment No. 1 (this “Amendment”) to the Employment Agreement (as defined below) is entered into as of April 20, 2020, by and between Universal Insurance Holdings, Inc. (the “Company”) and Stephen J. Donaghy (the “Executive”).
WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of February 12, 2020 (the “Employment Agreement”) which governs the terms of Executive’s employment with the Company; and
WHEREAS, the Company and Executive now desire to amend the Employment Agreement, effective immediately, to more accurately reflect Executive’s 2020 annual bonus opportunity.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:
1.Capitalized Terms. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Employment Agreement.

2.Amendment to Employment Agreement. Section 4(b) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(b) Annual Bonus. For each calendar year ending during the Term in which Executive remains employed by the Company, Executive shall be eligible to earn a cash incentive award (the “Annual Bonus”), which Annual Bonus shall be determined by the Committee in its discretion. The Annual Bonus for each calendar year will be $2.5 million for target performance and $3.5 million for superior performance, with the actual Annual Bonus payable being based on such factors as the Committee deems appropriate, including but not limited to, applicable financial and operational performance objectives of the Company, as well as local, national and/or global conditions that directly or indirectly affect the Company. The calculation of the Annual Bonus shall be made promptly after the completion of the annual audit for each fiscal year ending December 31, subject to approval by the Committee; provided, however, that in no event shall any Annual Bonus be paid to Executive later than March 15 of the calendar year following the calendar year for which the Annual Bonus was earned. Except as provided in Section 5, Executive shall not be eligible to earn or receive an Annual Bonus for a calendar year during the Term unless he is employed by the Company on December 31 of the calendar year to which such bonus relates.”
3.Ratification and Confirmation. Except as specifically amended by this Amendment, the Employment Agreement is hereby ratified and confirmed in all respects and remains valid and in full force and effect. Whenever the Employment Agreement is referred to in this Amendment or in any other agreement, document or instrument, such reference shall be deemed to be to the Employment Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.

4.Entire Agreement. The Employment Agreement and this Amendment contain the entire understanding and agreement of the parties hereto regarding the employment of Executive and supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof.

5.Governing Law. This Amendment and the performance hereof shall be construed and governed in accordance with the laws of the State of Florida.

6.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The execution of this Amendment may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

UNIVERSAL INSURANCE HOLDINGS, INC.			EXECUTIVE

By:	/s/ Sean P. Downes		/s/ Stephen J. Donaghy
	Sean P. Downes		Stephen J. Donaghy
Title:	Executive Chairman
Date:	April 20, 2020	Date:	April 20, 2020

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